Exhibit 10.5

PROMISSORY NOTE B

Borrower:	Dominic Bassani, 64 Village Hill Drive Dix Hills New York 11746 (the "Borrower").
Lender:	Bion Environmental Technologies, Inc., 1775 Summitview Way, Crestone, CO, 81131 (the "Lender").

Principal Amount:      $88,250.00 USD
1. FOR VALUE RECEIVED, the Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the principal sum of $88,250.00  USD, with interest accrued at 4% per annum rate from November 7, 2017, payable on the unpaid principal.
2. This Note will be repaid in full on July 1, 2020.
3. At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note, in whole or in part,  to the Lender without further bonus or penalty
4. All costs, expenses and expenditures including, without limitation, the complete reasonable legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.
5. This Note is secured by the Replacement (1)  2015 Convertible Note ( original dated September 8, 2015)  with the  current balance  of $130,000   (the "Collateral" or the "Replacement Note") as agreed by Borrower and Lender and authorized at Lender's Board of Director's meeting on November 7, 2017.  The Borrower grants to the Lender a security interest in the Collateral until this Note is paid in full. The original Replacement Note shall be held in the possession of the Lender in order to perfect Lender's security interest in the Collateral.  If the Borrower defaults in payment as required under this Note or after demand for ten (10) days, interest shall thereafter accrue at the rate of 1.5% per month (compounded) on all sums owed by Borrower to Lender pursuant to this Note. Upon any such uncured default by Borrower, the Lender may, at its sole election, exercise any or all of its rights as a secured creditor and secured party, including the right to reduce the balance of the Replacement Note owed by Lender by the full amount due (including principal, interest and reasonable related costs per paragraph 4 above) under this Note if the default remains uncured for 60 days and no written agreement is reached between Borrower and Lender related to the default. If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.
6. This Note will be construed in accordance with and governed by the laws of the State of Colorado.
7. This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender.  The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

IN WITNESS WHEREOF the Borrower has duly affixed their signatures under seal on this ___ day of December, 2017.

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Dominic Bassani